Exhibit 99.1

Astronics Corporation — 130 Commerce Way — East Aurora, NY — 14052-2164

For more information contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Sales Doubled to Record $179.4 Million While Net Income Increased 138% to Record $17.1 Million

for Third Quarter 2014

•	Organic sales increased by $15.6 million, or 17.4%, to $105.3 million; acquisitions added $74.1 million in revenue for the quarter

•	Record quarterly diluted earnings per share were $0.75 vs. $0.32 in prior-year quarter

•	Third quarter bookings achieved a record $154.0 million, driven by Aerospace segment

•	2014 revenue guidance tightened to range of $645 million to $655 million

EAST AURORA, NY, November 4, 2014 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today reported financial results for the three and nine months ended September 27, 2014. Earnings per share for all periods presented are adjusted for the twenty percent distribution of Class B Stock for shareholders of record on September 5, 2014.

	Three Months Ended			Nine Months Ended
	Sept. 27, 2014	Sept. 28, 2013	% Change	Sept. 27, 2014	Sept. 28, 2013	% Change
Sales	$179,442	$89,681	100.1%	$494,956	$234,481	111.1%
Gross profit	$51,310	$23,785	115.7%	$124,517	$62,685	98.6%
Gross margin	28.6%	26.5%		25.2%	26.7%
SG&A	$25,539	$11,433	123.4%	$62,638	$31,291	100.2%
SG&A percent of sales	14.2%	12.7%		12.7%	13.3%
Income from operations	$25,771	$12,352	108.6%	$61,879	$31,394	97.1%
Operating margin %	14.4%	13.8%		12.5%	13.4%
Net income	$17,080	$7,155	138.7%	$37,731	$20,877	80.7%
Net income %	9.5%	8.0%		7.6%	8.9%

Consolidated Review

Third Quarter 2014 Results

Consolidated sales for the third quarter of 2014 increased 100.1% to $179.4 million compared with $89.7 million for the same period last year. Aerospace segment sales increased $34.7 million to

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$122.2 million and Test Systems segment sales increased $55.1 million to $57.2 million. The 2014 third quarter included $74.1 million in sales for two businesses acquired after September 28, 2013. Organic sales increased $15.6 million, or 17.4%.

Consolidated gross margin was 28.6% in the third quarter of 2014 compared with 26.5% in the third quarter of 2013. Margin leverage achieved from increased organic sales volume was somewhat offset by approximately $1.3 million in costs related to the fair value step-up of inventory from acquired businesses, $2.4 million in increased warranty expense and higher engineering and development (“E&D”) costs. E&D costs were $19.1 million in the third quarter of 2014, which included $5.1 million for businesses acquired after the third quarter of 2013. E&D costs in last year’s third quarter were $12.4 million. There were also $1.7 million in charges for work force reductions associated with the realignment of the Test Systems segment.

Selling, general and administrative (“SG&A”) expenses were $25.5 million, or 14.2% of sales, in the third quarter of 2014 compared with $11.4 million, or 12.7% of sales, in the same period last year. Approximately $12.5 million of the increase was associated with acquired businesses, including $5.7 million of intangible assets amortization expense.

Diluted earnings per share for the 2014 third quarter were $0.75 compared with $0.32 in the prior-year period. Earnings in the quarter were negatively impacted by approximately $1.3 million pre-tax, or approximately $0.04 per diluted share after tax, for the fair value inventory step-up charges associated with acquired businesses.

Nine Month 2014 Results

Financial results include the effect of four business acquisitions that Astronics completed from July 2013 through the end of the 2014 first quarter, of which three were in its Aerospace segment and one was in the Test Systems segment.

Consolidated sales for the first nine months of 2014 increased by 111.1%, or $260.5 million, to $495.0 million compared with $234.5 million for the same period last year. Aerospace sales increased $138.3 million to $366.1 million and Test Systems sales increased $122.2 million to $128.8 million. For the first nine months of 2014, sales from acquired businesses contributed $226.8 million to consolidated sales, while organic sales increased $33.7 million, or 14.4%.

Consolidated gross margin was 25.2% in the first nine months of 2014 compared with 26.7% in the first nine months of 2013. Margin leverage achieved from increased organic sales volume was offset by approximately $18.6 million for the fair value step-up of inventory from acquired businesses, as well as increased E&D costs and $3.1 million of higher warranty costs. Total E&D expenses were $57.1 million in the first nine months of 2014, of which $15.1 million was associated with businesses acquired after last year’s third quarter. E&D expense in last year’s first nine months was $38.6 million.

Selling, general and administrative (“SG&A”) expenses were approximately $62.6 million, or 12.7% of sales, in the first nine months of 2014 compared with $31.3 million, or 13.3% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of acquired businesses, which added approximately $30.0 million to SG&A in the first nine months of 2014, including $9.8 million of amortization expense relating to those businesses, when compared with the same period last year.

Diluted earnings per share for the first nine months of 2014 were $1.67 compared with $0.95 for the same period last year. For the 2014 period, fair value inventory step-up charges associated with acquired businesses’ inventory was approximately $18.6 million before taxes, or approximately $0.56 per diluted share after tax, in the first nine months of 2014.

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Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace Third Quarter 2014 Results

Aerospace segment sales increased by $34.7 million, or 39.7%, when compared with the prior year’s third quarter to $122.2 million. Organic sales grew 18.4%, or $16.1 million, and sales from acquired businesses added $18.6 million.

Sales to the Commercial Transport market increased $32.7 million, of which $14.0 million was related to the acquired businesses with the remaining increase primarily related to higher organic sales of Electrical Power & Motion and Lighting & Safety products. Organic sales of Electrical Power & Motion products to the Commercial Transport market increased approximately $9.6 million as global demand for passenger power systems continued to be strong. Organic Lighting and Safety product sales to the Commercial Transport market increased by $7.4 million due to higher demand for passenger service units and aircraft lighting products.

Military sales decreased $2.4 million when compared with the prior year’s third quarter due to reduced military spending.

Sales to the Business Jet market increased $3.9 million when compared with last year’s third quarter. Sales from the acquired businesses were $4.7 million and were partially offset by lower organic sales to this market.

Aerospace operating profit for the third quarter of 2014 was $22.1 million, or 18.0% of sales, compared with $15.4 million, or 17.6% of sales, in the same period last year. Approximately $2.0 million in operating profit was related to the acquired aerospace businesses. Operating leverage gained on volume for the organic business was partially offset by approximately $1.6 million of higher organic E&D costs and increased warranty costs of $2.3 million. Aerospace SG&A expense increased $4.4 million in the third quarter of 2014 as compared with 2013. The increase was due primarily to the incremental SG&A of the acquired businesses, which added $3.2 million, and increased amortization expense for acquired intangible assets.

Aerospace Nine Month 2014 Results

Year-to-date Aerospace segment sales increased by $138.3 million, or 60.7%, to $366.1 million compared with the prior year’s first nine months. Organic sales grew 15.7%, or $35.7 million. Sales from acquired businesses were $102.6 million.

Sales to the Commercial Transport market increased $131.2 million. Organic sales to this market increased $43.6 million and sales from acquired businesses added $87.6 million. The organic sales increase to this market was primarily from Electrical Power & Motion products, which increased approximately $32.4 million as global demand for passenger power systems continued to be strong. Additionally, organic sales of Lighting and Safety products to this market increased approximately $9.7 million.

Sales for Military aircraft decreased $1.8 million when compared with the first nine months of 2013. The acquired businesses added $1.8 million, while organic sales were $3.6 million lower due to reduced military spending.

Sales to the Business Jet market increased $6.4 million when compared with last year’s first nine months. The acquired businesses added $8.6 million in sales to this market, more than offsetting $2.2 million decline of organic sales, primarily from the Lighting & Safety and Electrical Power & Motion product lines.

Aerospace operating profit for the first nine months of 2014 was $60.3 million, or 16.5% of sales, compared with $41.1 million, or 18.0% of sales, in the same period last year. The acquired businesses contributed approximately $8.2 million in operating profit in the period. Leverage achieved from higher organic sales volume was partially offset by approximately $3.5 million higher organic E&D costs and increased warranty costs of $2.8 million. Additionally impacting year-to-date

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aerospace operating margins was approximately $2.6 million of expense in cost of goods sold related to the fair value step-up of inventory from acquired businesses. Aerospace SG&A expense increased $16.3 million in first nine months of 2014 as compared with 2013. The increase was due primarily to the incremental SG&A of the acquired businesses, which added $15.6 million.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems Third Quarter 2014 Results

Sales in the 2014 third quarter increased $55.1 million to $57.2 million compared with sales of $2.2 million for the same period in 2013. The incremental sales to both the Commercial Electronics and Military markets was from Astronics Test Systems (“ATS”), acquired on February 28, 2014. Sales from the acquired business were $55.5 million in the third quarter of 2014; organic Test Systems sales were $1.7 million for the quarter.

Operating profit for the third quarter of 2014 was $5.7 million compared with an operating loss of $0.7 million in the same period last year. The improvement was a result of the operating profit from the acquired ATS business. Test Systems third quarter operating profit was negatively impacted by $1.0 million in expense for the fair value step-up of inventory from the acquired ATS business. Additionally, amortization expense in the third quarter relating to the acquisition was $5.3 million. Amortization expense in the fourth quarter is expected to be in the range of $0.5 million to $1.0 million. There were also $1.7 million in charges for work force reductions associated with the realignment of the Test Systems segment.

Test Systems Nine Month 2014 Results

Sales in the first nine months of 2014 were up $122.2 million to $128.8 million over the prior year period. Incremental sales to both the Commercial Electronics and Military markets from the acquisition of ATS drove the growth. Year-to-date sales from the acquired business were $124.3 million.

Operating profit for the first nine months of 2014 was $8.0 million compared with an operating loss of $2.9 million in the same period last year. All of the improvement was due to the ATS acquisition. Included in the year-to date cost of products sold was the impact of $16.0 million related to the fair value step-up of acquired inventory. SG&A costs associated with the acquired business were approximately $14.5 million, while incremental E&D costs reported in the cost of goods sold were approximately $6.4 million.

Balance Sheet

Cash at the end of the third quarter of 2014 was $24.9 million compared with $54.6 million at December 31, 2013. Cash provided by operating activities for the first nine months of 2014 was approximately $68.5 million.

Cash used for investing activities was $100.0 million, which included $19.0 million for the purchase and modifications of the new facility in Oregon, $69.4 million for the acquisition of ATS and $10.9 million for other capital expenditures. The Company expects capital spending for the 2014 full year to be in the range of $40 million to $44 million, including the purchase and modifications of the new Oregon facility.

Forecast

On September 27, 2014, backlog was $301.4 million compared with $214.2 million at December 31, 2013 and $326.8 million at the end of the second quarter of 2014. Approximately $158.2 million of this backlog is expected to ship over the remainder of 2014 and $262.5 million is expected to ship over the next 12 months.

The Company has tightened its full year revenue expectations for 2014 to $645 million to $655 million. Approximately $485 million to $490 million of forecasted 2014 revenue is expected

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from the Aerospace segment, while approximately $160 million to $165 million of the forecasted revenue is expected from the Test Systems segment.

Mr. Gundermann concluded, “Record quarterly orders of $154 million and a solid backlog put us in a good position to close 2014 with momentum. We expect that our fourth quarter will be down somewhat from recent quarters due to the timing of customer orders, but it will also have less noise associated with inventory step-up expense, intangible amortization, restructuring, and warranty expenses. As we look to our future, we continue to identify opportunities to solve customer problems through innovation and investment, thereby developing product positions that will create value for the long term.”

Third Quarter and Year–to-Date 2014 Webcast and Conference Call

The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13592851. The telephonic replay will be available from 2:00 p.m. ET on the day of the call through Tuesday, November 11, 2014. A transcript will also be posted to the Company’s Web site once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation (NASDAQ: ATRO) is a leader in advanced, high-performance lighting, electrical power, specialized avionics products and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.

For more information on Astronics and its products, visit its website at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/27/2014	9/28/2013	9/27/2014	9/28/2013
Sales	$179,442	$89,681	$494,956	$234,481
Cost of products sold	128,132	65,896	370,439	171,796

Gross profit	51,310	23,785	124,517	62,685
Gross margin	28.6%	26.5%	25.2%	26.7%

Selling, general and administrative	25,539	11,433	62,638	31,291
SG&A % of Sales	14.2%	12.7%	12.7%	13.3%

Income from operations	25,771	12,352	61,879	31,394
Operating margin	14.4%	13.8%	12.5%	13.4%

Interest expense, net	2,301	1,605	7,183	2,085

Income before tax	23,470	10,747	54,696	29,309
Income tax expense	6,390	3,592	16,965	8,432

Net Income	$17,080	$7,155	$37,731	$20,877

Net income % of Sales	9.5%	8.0%	7.6%	8.9%

*Basic earnings per share:	$0.79	$0.34	$1.74	$1.00
*Diluted earnings per share:	$0.75	$0.32	$1.67	$0.95

*Weighted average diluted shares outstanding (in thousands)	22,677	22,061	22,658	21,920

Capital Expenditures	$6,880	$1,162	$29,971	$4,833
Depreciation and Amortization	$10,859	$3,077	$21,168	$6,547

*	All share quantities and per share data reported for 2014 have been restated to reflect the impact of the twenty percent Class B stock distribution to shareholders of record on September 5, 2014.

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ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	9/27/2014	12/31/2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$24,928	$54,635
Accounts receivable	111,898	60,942
Inventories	126,564	85,269
Other current assets	14,149	10,352
Property, plant and equipment, net	111,362	70,900
Other long-term assets	6,179	5,474
Intangible assets, net	95,285	102,701
Goodwill	100,542	100,998

Total Assets	$590,907	$491,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$10,239	$12,279
Accounts payable and accrued expenses	79,859	52,211
Customer Advances and Deferred Revenue	45,618	20,747
Long-term debt	202,404	188,041
Other liabilities	41,518	46,484
Shareholders’ equity	211,269	171,509

Total Liabilities and Shareholders’ Equity	$590,907	$491,271

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/27/2014	9/28/2013	9/27/2014	9/28/2013
Sales
Aerospace	$122,233	$87,525	$366,128	$227,870
Test Systems	57,209	2,660	129,065	7,207
Less Inter-segment	—	(504)	(237)	(596)

Total Sales	$179,442	$89,681	$494,956	$234,481

Operating Profit and Margins
Aerospace	$22,057	$15,377	$60,308	$41,112
	18.0%	17.6%	16.5%	18.0%
Test Systems	5,699	(745)	8,034	(2,880)
	10.0%	(28.0)%	6.2%	(40.0)%

Total Operating Profit	27,756	14,632	68,342	38,232
	15.5%	16.3%	13.8%	16.3%

Interest Expense	2,301	1,605	7,183	2,085
Corporate Expenses and Other	1,985	2,280	6,463	6,838

Income Before Taxes	$23,470	$10,747	$54,696	$29,309

	13.1%	12.0%	11.1%	12.5%

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ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/27/2014	9/28/2013	% change	9/27/2014	9/28/2013	% change	2014 YTD
Aerospace Segment
Commercial Transport	$97,260	$64,580	50.6%	$293,051	$161,806	81.1%	59.3%
Military	10,279	12,702	(19.1)%	31,589	33,400	(5.4)%	6.5%
Business Jet	10,565	6,705	57.6%	28,740	22,336	28.7%	5.8%
Other	4,129	3,538	16.7%	12,748	10,328	23.4%	2.6%

Aerospace Total	122,233	87,525	39.7%	366,128	227,870	60.7%	74.2%

Test Systems Segment
Commercial Electronics	48,927	—	N/A	106,384	—	N/A	21.4%
Military	8,282	2,156	284.1%	22,444	6,611	239.5%	4.4%

	57,209	2,156	2,553.5%	128,828	6,611	1,848.7%	25.8%

Total	$179,442	$89,681	100.1%	$494,956	$234,481	111.1%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/27/2014	9/28/2013	% change	9/27/2014	9/28/2013	% change	2014 YTD
Aerospace Segment
Electrical Power & Motion	$61,885	$47,142	31.3%	$188,368	$133,793	40.8%	38.1%
Lighting & Safety	37,104	30,009	23.6%	111,702	67,218	66.2%	22.7%
Avionics	15,351	3,857	298.0%	40,601	13,553	199.6%	8.2%
Structures	3,526	2,801	25.9%	10,868	2,801	288.0%	2.3%
Other	4,367	3,716	17.5%	14,589	10,505	38.9%	2.9%

Aerospace Total	122,233	87,525	39.7%	366,128	227,870	60.7%	74.2%

Test Systems	57,209	2,156	2,553.5%	128,828	6,611	1,848.7%	25.8%

Total	$179,442	$89,681	100.1%	$494,956	$234,481	111.1%	100.0%

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ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q4 2013 12/31/2013	Q1 2014 3/30/2014	Q2 2014 6/28/2014	Q3 2014 9/27/2014	Trailing Twelve Months 9/27/2014
Sales
Aerospace	$102,660	$122,372	$121,523	$122,233	$468,788
Test Systems	2,796	18,579	53,040	57,209	131,624

Total Sales	$105,456	$140,951	$174,563	$179,442	$600,412

Bookings
Aerospace	$107,633	$123,578	$117,761	$139,486	$488,458
Test Systems	1,127	22,677	21,241	14,560	59,605

Total Bookings	$108,760	$146,255	$139,002	$154,046	$548,063

Backlog*
Aerospace	$207,101	$208,307	$204,545	$221,797	N/A
Test Systems	7,062	154,095	122,296	79,648	N/A

Total Backlog	$214,163	$362,402	$326,841	$301,445	N/A

Book:Bill Ratio
Aerospace	1.05	1.01	0.97	1.14	1.04
Test Systems	0.40	1.22	0.40	0.25	0.45

Total Book:Bill	1.03	1.04	0.80	0.86	0.91

*	On February 28, 2014, Astronics Corporation acquired Astronics Test Systems, Inc. which included a backlog of approximately $142.9 million for the Test Systems segment.

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